Exhibit 99.1

COMMUNITY NATIONAL BANCORPORATION

ASHBURN, GEORGIA

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED

DECEMBER 31, 2004 AND 2003

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders

Community National Bancorporation

Ashburn, Georgia

We have audited the accompanying consolidated balance sheets of Community National Bancorporation and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for each of the two years in the period ended December 31, 2004. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Community National Bancorporation and subsidiaries at December 31, 2004 and 2003, and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.

/s/ Francis & Co., CPAs

Atlanta, Georgia

February 28, 2005

COMMUNITY NATIONAL BANCORPORATION

ASHBURN, GEORGIA

Consolidated Balance Sheets

	As of December 31,
	2004	2003
ASSETS
Cash and due from banks	$1,136,527	$3,801,214
Interest bearing deposits in other banks	—	5,239,000
Federal funds sold, net	11,504,000	18,442,000

Total cash and cash equivalents	$12,640,527	$27,482,214
Securities:
Available-for-sale at fair value	10,568,640	11,826,275
Loans, net	110,319,197	132,367,198
Property and equipment, net	2,548,750	3,602,421
Other real estate owned	536,892	576,351
Goodwill, net	—	1,719,130
Other assets	2,551,309	3,295,717

Total Assets	$139,165,315	$180,869,306

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Deposits
Non-interest bearing deposits	$12,346,906	$18,435,530
Interest bearing deposits	108,493,349	140,470,992

Total deposits	$120,840,255	$158,906,522
Note payable	—	2,900,000
Other liabilities	463,932	667,437

Total Liabilities	$121,304,187	$162,473,959

Commitments and Contingencies

Shareholders’ Equity:
Preferred stock, no par value, 10,000,000 shares authorized, zero (2004) and 61,500 (2003) shares issued and outstanding	$—	$615,000
Common stock, no par value, 50,000,000 shares authorized, 2,008,595 shares issued and outstanding	11,488,452	11,488,452
Retained earnings	6,324,343	6,171,500
Accumulated other comprehensive income	48,333	120,395

Total Shareholders’ Equity	$17,861,128	$18,395,347

Total Liabilities and Shareholders’ Equity	$139,165,315	$180,869,306

Refer to notes to the consolidated financial statements.

COMMUNITY NATIONAL BANCORPORATION

ASHBURN, GEORGIA

Consolidated Statements of Income

	For the Years Ended December 31,
	2004	2003
Interest Income:
Interest and fees on loans	$9,289,866	$13,672,691
Interest on investment securities	408,321	544,356
Interest on deposits with other banks	106,884	83,565
Interest on federal funds sold	113,219	202,925

Total interest income	$9,918,290	$14,503,537
Interest Expense:
Interest on deposits and borrowings	3,098,237	5,865,323

Net interest income	$6,820,053	$8,638,214
Provision for possible loan losses	2,893,000	2,032,000

Net interest income after provision for possible loan losses	$3,927,053	$6,606,214

Other Income:
Gain/(loss) on sale of subsidiary	$1,183,753	$(2,089,469)
Service fees on deposit accounts	993,789	1,234,987
Miscellaneous, other	96,425	188,841

Total other income	$2,273,967	$(665,641)

Other Expenses:
Salaries and benefits	$3,117,959	$3,992,430
Data processing expense	348,646	451,801
Professional fees	647,773	868,934
Depreciation	270,414	397,196
Repairs and maintenance	248,652	252,154
Other operating expenses	1,330,064	1,891,815

Total other expenses	$5,963,508	$7,854,330

Income/(loss) before income tax	$237,512	$(1,913,757)
Income tax expense/(benefit)	35,059	(707,004)

Net income/(loss)	$202,453	$(1,206,753)

Basic earnings/(loss) per share	$.10	$(.60)

Diluted earnings/(loss) per share	$.10	$(.60)

Weighted Average
Number of Shares Outstanding:
Basic	2,008,595	2,008,595

Diluted	2,013,357	2,014,255

Refer to notes to the consolidated financial statements.

COMMUNITY NATIONAL BANCORPORATION

ASHBURN, GEORGIA

Consolidated Statements of Changes in Shareholders’ Equity

for the years ended December 31, 2004 and 2003

	Preferred Stock		Common Stock		Retained Earnings	Accumulated Other Comprehensive Income	Total Shareholders’ Equity
	Shares	Amount	Shares	Amount
Balance, December 31, 2002	—	—	2,008,595	$11,488,452	$7,378,253	$241,631	$19,108,336

Comprehensive (loss):
Net (loss), 2003	—	—	—	—	(1,206,753)	—	(1,206,753)
Unrealized (loss), securities	—	—	—	—	—	(121,236)	(121,236)

Total comprehensive (loss)	—	—	—	—	(1,206,753)	(121,236)	(1,327,989)
Issuance of 61,500 shares	61,500	615,000	—	—	—	—	615,000

Balance, December 31, 2003	61,500	$615,000	2,008,595	$11,488,452	$6,171,500	$120,395	$18,395,347

Comprehensive income:
Net income, 2004	—	—	—	—	202,453	—	202,453
Unrealized (loss), securities	—	—	—	—	—	(72,062)	(72,062)

Total comprehensive income	—	—	—	—	202,453	(72,062)	130,391
Purchase and cancellation, 61,500 shares preferred stock	(61,500)	(615,000)	—	—	—	—	(615,000)
Dividends, preferred stock	—	—	—	—	(49,610)	—	(49,610)

Balance, December 31, 2004	0	$0	2,008,595	$11,488,452	$6,324,343	$48,333	$17,861,128

Refer to notes to the consolidated financial statements.

COMMUNITY NATIONAL BANCORPORATION

ASHBURN, GEORGIA

Consolidated Statements of Cash Flows

	For the Years Ended December 31,
	2004	2003
Cash flows from operating activities:
Net income/(loss)	$202,453	$(1,206,753)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	270,414	397,196
Net amortization on securities	25,073	37,577
Provision for loan losses	2,893,000	2,032,000
Decrease in other assets	744,408	725,514
(Decrease) in liabilities	(203,505)	(466,434)

Net cash provided by operating activities	$3,931,843	$1,519,100

Cash flows from investing activities:
Decrease in OREO properties	$39,459	$40,963
Proceeds from maturities and paydowns of securities	8,690,700	15,255,294
Purchase of investment securities	(7,530,200)	(10,042,450)
Net decrease in loans	19,155,001	64,012,995
Decrease in goodwill	1,719,130	—
Decrease in property and equipment	783,257	1,583,053

Net cash provided by investing activities	$22,857,347	$70,849,855

Cash flows from financing activities:
(Decrease) in borrowings	$(2,900,000)	$(2,142,000)
Purchase/issuance of preferred stock	(615,000)	615,000
Payment of dividends	(49,610)	—
(Decrease) in customer deposits	(38,066,267)	(68,622,091)

Net cash used by financing activities	$(41,630,877)	$(70,149,091)

Net increase in cash and cash equivalents	$(14,841,687)	$2,219,864
Cash and cash equivalents, beginning of period	27,482,214	25,262,350

Cash and cash equivalents, end period	$12,640,527	$27,482,214

Supplemental Information:
Income taxes paid	$—	$—

Interest paid	$3,226,717	$6,363,865

Refer to notes to the consolidated financial statements.

COMMUNITY NATIONAL BANCORPORATION

ASHBURN, GEORGIA

Notes to Consolidated Financial Statements

December 31, 2004 and 2003

Note 1 – Organization of the Business

Community National Bancorporation, Ashburn, Georgia (the “Company”) was organized in August, 1989 to serve as a holding company for a proposed de novo bank, Community National Bank, Ashburn, Georgia (“Community Bank”). Community Bank was capitalized with approximately $3.4 million when it commenced operations in August, 1990. During 1998, the Company issued and sold 400,000 shares of its common stock at $10.00 per share. The public offering yielded approximately $4 million, all of which was invested in 1999, in a de novo bank, Cumberland National Bank, St. Marys, Georgia (“Cumberland Bank”). In February, 2000, the Company purchased Tarpon Financial Corporation, Tarpon Springs, Florida, a one-bank holding company with respect to First National Bank, Tarpon Springs, Florida (“Tarpon Bank”). The acquisition was accounted for as a purchase as it resulted in approximately $1.9 million in goodwill. The Company sold Tarpon Bank and Cumberland Bank during 2004 and 2003, respectively. Community Bank, the sole remaining subsidiary as of December 31, 2004, was chartered by and is currently regulated by the Office of the Comptroller of the Currency (“OCC”). Community Bank is primarily engaged in the business of obtaining deposits and providing commercial, consumer and real estate loans to the general public. Bank deposits are each insured up to $100,000 by the Federal Deposit Insurance Corporation (the “FDIC”) subject to certain limitations imposed by the FDIC.

Note 2 – Summary of Significant Accounting Policies

Basis of Presentation and Reclassification. The consolidated financial statements include the accounts of the Company and its subsidiaries. Community Bank is a voting interest entity under U.S. generally accepted accounting principles. All significant intercompany accounts and transactions have been eliminated in consolidation. Certain prior years amounts have been reclassified to conform to the current year presentation. Such reclassifications had no impact on net income or shareholders’ equity.

Basis of Accounting. The accounting and reporting policies of the Company conform to U.S. generally accepted accounting principles and to general practices within the banking industry. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for possible loan losses, the fair value of financial instruments, and the status of contingencies.

COMMUNITY NATIONAL BANCORPORATION

ASHBURN, GEORGIA

Notes to Consolidated Financial Statements

December 31, 2004 and 2003

Cash and Due from Banks. The Company maintains deposit relationships with other banks. At times, those deposits may exceed federally insured limits. The Company has not experienced any material loss from such deposit relationships.

Investment Securities. Investment securities that the Company has the positive intent and ability to hold to maturity are classified as held-to-maturity and are reported at amortized cost. Investment securities held for current resale are classified as trading securities and are reported at fair value, with unrealized gains and losses included in earnings. Investment securities to be held for indefinite periods of time are classified as available-for-sale. Generally, in the available-for-sale category are securities that are held to meet investment objectives such as interest rate risk, liquidity management and asset-liability management strategies among others. Available-for-sale securities are reported at fair market with unrealized holding gains and losses reported in a separate component of accumulated other comprehensive income, net of applicable deferred income taxes. The classification of investment securities as held-to-maturity, trading or available-for-sale is determined at the date of purchase.

Interest income includes amortization of purchase premiums and discounts. Realized gains and losses are derived from the amortized cost of the security sold. Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In estimating other-than-temporary impairment losses, management considers, among other things, (i) the length of time and the extent to which the fair value has been less than cost, (ii) the financial condition and near-term prospects of the issuer, and (iii) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

Loans, Interest and Fee Income on Loans. Loans are reported at their outstanding principal balance adjusted for charge-off, unearned discount, unamortized loan fees and the allowance for possible loan losses. Interest income is recognized over the term of the loan based on the principal amount outstanding. Non-refundable loan fees are taken into income to the extent they represent the direct cost of initiating a loan; the amount in excess of direct costs is deferred and amortized over the expected life of the loan. Loan commitment fees for commitment periods greater than one year are deferred and amortized into fee income on a straight-line basis over the commitment period.

COMMUNITY NATIONAL BANCORPORATION

ASHBURN, GEORGIA

Notes to Consolidated Financial Statements

December 31, 2004 and 2003

Impaired loans are loans that based upon current information and events, it is deemed probable that the Company will be unable to collect all amounts due according to the contractual terms of the agreement. Impaired loans may include accruing as well as non-accruing loans. Impairment is evaluated in total for smaller balance loans of a similar nature/characteristic, and on an individual loan basis for all other loans. Accounting standards require impaired loans to be measured based on: (a) the present value of expected future cash flows discounted at the loan’s original effective interest rate; or (b) the loan’s observable market price; or (c) the fair value of the collateral if the loan is collateral dependent. Impaired loans, or portions thereof, are charged-off when deemed uncollectible.

Accrual of interest on a loan is discontinued either when: (i) reasonable doubt exists as to the full or timely collection of interest or principal, (ii) the loan becomes contractually past due by 90 days or more with respect to interest or principal, or (iii) the terms of the loan have been renegotiated due to a serious weakening of the borrower’s financial condition. When a loan is placed on non-accrual status, all interest previously accrued but not collected is reversed against current period interest income, and the loan is accounted for on the cash or cost recovery method. Loans are returned to accruing status only when they are brought fully current with respect to interest and principal and when, in the judgment of management, the loans are estimated to be fully collectible as to both principal and interest. Restructured loans are those loans on which concessions in terms have been granted because of the borrower’s financial or legal difficulties. Interest is generally accrued on such loans in accordance with the renegotiated terms.

Allowance for Possible Loan Losses. The allowance for possible loan losses (the “Allowance”) represents management’s estimate of probable losses inherent in the loan portfolio. The Allowance is established through provisions charged to operations. Loans deemed to be uncollectible are charged against the Allowance, and subsequent recoveries, if any, are credited to the Allowance. The adequacy of the Allowance is based on management’s evaluation of the loan portfolio under current economic conditions, past loan loss experience, adequacy of underlying collateral, changes in the nature and volume of the loan portfolio, review of specific problem loans, and such other factors which, in management’s judgment, deserve recognition in estimating loan losses. The evaluation for the adequacy of the Allowance is inherently subjective, as it requires material estimates, including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change. Various regulatory agencies, as an integral part of their examination process, periodically review the Company’s Allowance. Such agencies may require the Company to recognize additions to the Allowance based on their judgments about information available to them at the time of their examination.

COMMUNITY NATIONAL BANCORPORATION

ASHBURN, GEORGIA

Notes to Consolidated Financial Statements

December 31, 2004 and 2003

The Company’s allowance for possible loan losses consists of three elements: (i) specific valuation allowances established for probable losses on specific loans; (ii) historical valuation allowances calculated based on historical loan loss experience for similar loans with similar characteristics and trends; and (iii) unallocated general valuation allowances determined based on general economic conditions and other qualitative risk factors both internal and external to the Company.

Property and Equipment. Building, leasehold improvements, furniture, and equipment are stated at cost, net of accumulated depreciation. Land is carried at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets. Maintenance and repairs are charged to operations, while major improvements are capitalized. Upon retirement, sale or other disposition of property and equipment, the cost and accumulated depreciation are eliminated from the accounts, and gain or loss is included in operations. The Company had no capitalized lease obligations at December 31, 2004 and 2003.

Other Real Estate. Other real estate represents property acquired by the Company in satisfaction of a loan. Other real estate is carried at the lower of: (i) cost or (ii) fair value less estimated selling costs. Fair value is determined on the basis of current appraisals, comparable sales and other estimates of value obtained principally from independent sources. Any excess of the loan balance at the time of foreclosure over the fair value of the real estate held as collateral is treated as a loan loss and charged against the allowance for loan losses. Gain or loss on the sale of the property and any subsequent adjustments to reflect changes in fair value of the property are reflected in the income statement. Recoverable costs relating to the development and improvement of the property are capitalized whereas routine holding costs are charged to expense.

Income Taxes. Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the differences between the book and tax bases of the various balance sheet assets and liabilities and gives recognition to changes in tax rates and laws.

A valuation allowance for deferred tax assets is required when it is more likely than not that some portion or all of the deferred tax asset will not be realized. In assessing the realization of the deferred tax assets, management considers the scheduled reversals of deferred tax liabilities, projected future taxable income (in the near-term based on current projections), and tax planning strategies.

The operating results of the Company and its subsidiaries are included in consolidated income tax returns.

COMMUNITY NATIONAL BANCORPORATION

ASHBURN, GEORGIA

Notes to Consolidated Financial Statements

December 31, 2004 and 2003

Cash and Cash Equivalents. For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold. Generally, federal funds are purchased or sold for one-day periods. The cash equivalents are readily convertible to known amounts of cash and present insignificant risk of changes in value due to maturity dates of 90 days or less. Net cash flows are reported for loans, deposit transactions, and short-term borrowings.

Operating Segments. The Company determined, in accordance with Financial Accounting Standards No. 131, “Disclosure about Segment of an Enterprise and Related Information,” that it is a single reportable entity since its subsidiaries both engage in the same line of business.

Stock-Based Compensation. Statement of Financial Accounting Standards No. 123 (SFAS 123), “Accounting for Stock-Based Compensation,” encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. The Company has elected to continue with the accounting methodology in Opinion No. 25. Stock options issued under the Company’s Stock Options Plan have no intrinsic value at the grant date, and under Opinion No. 25 no compensation cost is recognized for them.

COMMUNITY NATIONAL BANCORPORATION

ASHBURN, GEORGIA

Notes to Consolidated Financial Statements

December 31, 2004 and 2003

Had compensation cost for the Company’s Stock Option Plan been determined based on the fair value at the grant dates for awards under the Stock Options Plan consistent with the method prescribed by SFAS 123, the Company’s net income and earnings per share would have been as follows:

	Year Ended December 31,
	2004	2003
Net income/(loss), as reported	$202,453	$(1,206,753)
Stock-based compensation expense	15,397	15,397

Pro forma (fair value) net income/(loss)	$187,056	$(1,222,150)

Basic income/(loss) per share:
As reported	$.10	$(.60)

Pro forma	$.09	$(.61)

Diluted income/(loss) per share:
As reported	$.10	$(.60)

Pro forma	$.09	$(.61)

The pro-forma (fair value) was estimated at the date of grant using a Black-Scholes option pricing model (“BLSC Model”). BLSC Model requires the input of highly subjective assumptions, including the expected stock price volatility, and risk-free interest rates. Since changes in the subjective assumptions can materially affect the fair value estimate, in management’s opinion, existing models (such as the BLSC Model) do not necessarily provide a reliable single measure of the fair value of the Company’s options and warrants. No options or warrants were issued during 2004 or 2003.

Goodwill and Other Intangibles. Goodwill represents the excess of the cost of an acquisition over the fair value of the net assets acquired in business combinations. On January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”, (“SFAS No. 142”) and, on October 1, 2002, adopted Statement of Financial Accounting Standards No. 147, “Acquisitions of Certain Financial Institutions” (“SFAS No. 147”), which applies specifically to branch purchases that qualify as business combinations. Under SFAS No. 142 and No. 147, goodwill is no longer amortized but is subject to an annual impairment test. Under SFAS No. 142, the goodwill impairment assessment is performed at least annually. During 2004, upon the sale of Tarpon Bank, goodwill was eliminated from the Company’s balance sheet.

Earnings Per Share. Basic earnings per share is determined by dividing net income by the weighted-average number of common shares outstanding. Diluted income per share is

COMMUNITY NATIONAL BANCORPORATION

ASHBURN, GEORGIA

Notes to Consolidated Financial Statements

December 31, 2004 and 2003

determined by dividing net income by the weighted average number of common shares outstanding increased by the number of common shares that would be issued assuming exercise of stock options with an exercise price at or above the existing market price. In computing net income per share, the Company uses the treasury stock method.

Comprehensive Income. Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income. Comprehensive income for 2004 and 2003 are shown in the consolidated statements of changes in shareholders’ equity.

Sale of Subsidiary Bank. On October 20, 2004, the Company sold Tarpon Bank, a wholly owned subsidiary. At the time of sale, Tarpon Bank had total assets of approximately $25.2 million, and total capital of approximately $3.0 million. Gain from the sale of Tarpon Bank amounted to approximately $1.2 million. On September 18, 2003, the Company sold Cumberland Bank, a wholly owned subsidiary. At the time of sale, Cumberland Bank had total assets of approximately $47.0 million and a capital account aggregating approximately $4.6 million. Loss from the sale of Cumberland Bank amounted to approximately $2.1 million.

Recent Accounting Pronouncements. Exchanges of Nonmonetary Assets: In December 2004, the FASB issued SFAS 153, “Exchanges of Nonmonetary Assets”, an amendment to APB Opinion No. 29, “Accounting for Nonmonetary Transactions.” This statement amends the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged and more broadly provides for exceptions regarding exchanges of nonmonetary assets that do not have commercial substance. This Statement is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of this standard is not expected to have a material impact on the Company’s financial condition, results of operations, or liquidity.

Share-Based Payment: In December 2004, the FASB issued Statement No. 123(R), “Share-Based Payment.” Statement No. 123(R) requires companies to recognize in the income statement the grant-date fair value of stock options and other equity-based compensation issued to employees. The revised Statement generally requires that companies account for these share-based transaction using the fair-value-based method, and eliminates a company’s ability to account for these transactions using the intrinsic value method of accounting in APB Opinion No. 25. For small business issuers, Statement No. 123(R) is effective as of the beginning of the first interim or annual reporting period that begins after December 15, 2005. The Company has not yet determined the exact impact the new standard will have on its consolidated financial

COMMUNITY NATIONAL BANCORPORATION

ASHBURN, GEORGIA

Notes to Consolidated Financial Statements

December 31, 2004 and 2003

statements. The above disclosures, as required by FASB Statement No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure-an amendment of FASB Statement No. 123,” provide detail as to its results of operations as if it had applied the fair value based method and recognition provisions of Statement No. 148 to stock-based employee compensation to the current reporting periods.

Meaning of Other Than Temporary Impairment: In March 2004, the Financial Accounting Standards Board (FASB) Emerging Issues Task Force (EITF) released Issue 03-01, “Meaning of Other Than Temporary Impairment,” which addressed other-than-temporary impairment for certain debt and equity investments. The recognition and measurement requirements of Issue 03-01, and other disclosure requirements not already implemented, were effective for periods beginning after June 15, 2004. In September 2004, the FASB staff issued FASB Staff Position (FSP) EITF 03-1-1, which delayed the effective date for certain measurement and recognition guidance contained in Issue 03-01. The FSP requires the application of pre-existing other-than-temporary guidance during the period of delay until a final consensus is reached. Management does not anticipate the issuance of the final consensus will have a material impact on the Company’s financial condition, results of operations, or liquidity.

Loan Commitments: On March 9, 2004, the SEC issued Staff Accounting Bulletin 105 (SAB 105), “Application of Accounting Principles to Loan Commitment” stating that the fair value of loan commitments is to be accounted for as a derivative instrument under SFAS 133, but the valuation of such commitment should not consider expected future cash flows related to servicing of the future loan.

The Company adopted the provisions of SAB 105 as of January 1, 2004. Adoption of SAB 105 did not result in a material impact on the Company’s financial condition, results of operations, or liquidity.

Accounting for Certain Loans or Debt Securities Acquired in a Transfer: In December 2003, the American Institute of Certified Public Accountants issued Statement of Position (SOP) 03-3, “Accounting for Certain Loans or Debt Securities Acquired in a Transfer.” SOP 03-3 requires acquired loans, including debt securities, to be recorded at the amount of the purchaser’s initial investment and prohibits carrying over valuation allowances from the seller for those individually-evaluated loans that have evidence of deterioration in credit quality since origination, and it is probable all contractual cash flows on the loan will be unable to be collected. SOP 03-3 also requires the excess of all undiscounted cash flows expected to be collected at acquisition over the purchaser’s initial investment to be recognized as interest income on a level-yield basis over the life of the loan. Subsequent increases in cash flows expected to be collected are recognized as impairment. Loans carried at fair value, mortgage loans held for sale,

COMMUNITY NATIONAL BANCORPORATION

ASHBURN, GEORGIA

Notes to Consolidated Financial Statements

December 31, 2004 and 2003

and loans to borrowers in good standing under revolving credit agreements are excluded from the scope of SOP 03-3. The guidance is effective for loans acquired in fiscal years beginning after December 15, 2004 and is not expected to have a material impact on the Company’s financial condition, results of operations, or liquidity.

Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity: In May 2003, the FASB issued SFAS 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity.” This statement establishes standards for classifying and measuring certain financial instruments that embody obligations of the issuer and have characteristics of both liabilities and equity. The provisions of SFAS 150 became effective June 1, 2003, for all financial instruments created or modified after May 31, 2003, and otherwise became effective as of July 1, 2003. The adoption of this standard did not have a material impact on the Company’s financial condition, results of operations, or liquidity.

In December 2003, the FASB deferred for an indefinite period the application of the guidance in SFAS 150 to noncontrolling interest that are classified as equity in the financial statement of a subsidiary but would be classified as a liability in the parent’s financial statements under SFAS 150. The deferral is limited to mandatorily redeemable noncontrolling interest associated with finite-lived subsidiaries. Management does not believe any such applicable entities exist as of December 31, 2004, but will continue to evaluate the applicability of this deferral to entities which may be consolidated as a result of FASB Interpretation No. 46 (FIN 46), “Consolidation of Variable Interest Entities.”

Consolidation of Variable Interest Entities: In January 2003, the FASB issued FIN 46, which provides guidance on how to identify a variable interest entity (VIE) and determine when the assets, liabilities, noncontrolling interests, and the results of operations of a VIE are to be included in an entity’s consolidated financial statements. A VIE exists when either the total equity investment is at risk is not sufficient to permit the entity to finance its activities itself, or the equity investors lack one of three characteristics associated with owning a controlling financial interest. Those characteristics include the direct and indirect ability to make decisions about the entity’s activities through voting rights or similar rights, the obligation to absorb the expected losses of an entity if they occur, or the right to receive the expected residual returns of the entity if they occur.

In December 2003, the FASB reissued FIN 46 with certain modifications and clarifications. Application of this guidance was effective for interests in certain VIEs commonly referred to as special-purpose entities (SPEs) as of December 31, 2003. Application for all other types of entities was required as of March 31, 2004, unless previously applied. Adoption of FIN 46

COMMUNITY NATIONAL BANCORPORATION

ASHBURN, GEORGIA

Notes to Consolidated Financial Statements

December 31, 2004 and 2003

did not result in a material impact on the Company’s financial condition, results of operations, or liquidity.

Note 3 – Federal Funds Sold

The subsidiary banks are required to maintain legal cash reserves computed by applying prescribed percentages to the various types of deposits. When the subsidiary banks’ cash reserves are in excess of the required amounts, they may lend the excess to other banks on a daily basis. At December 31, 2004 and 2003, federal funds sold amounted to $11,504,000 and $18,442,000, respectively.

Note 4 – Securities Available-for-Sale

The amortized costs and estimated market values of securities available for sale as of December 31, 2004 follow:

		Gross Unrealized
Description	Amortized Costs	Gains	Losses	Estimated Market Values
U.S. Agency securities	$7,500,000	$—	$(67,188)	$7,432,812
Municipal securities	2,565,608	140,420	—	2,706,028
FRB & FHLB stock	429,800	—	—	429,800

Total securities	$10,495,408	$140,420	$(67,188)	$10,568,640

All national banks are required to hold Federal Reserve Bank stock and all members of the Federal Home Loan Bank are required to hold FHLB stock. Since no ready market exists for either stock, both FRB and FHLB stocks are reported at cost.

The amortized costs and estimated market values of securities available for sale as of December 31, 2003 follow:

		Gross Unrealized
Description	Amortized Costs	Gains	Losses	Estimated Market Values
U.S. Agency securities	$7,980,000	$18,888	$(6,250)	$7,992,638
Municipal securities	2,916,065	169,778	—	3,085,843
FRB & FHLB stock	665,200	—	—	665,200
Equity securities	82,594	—	—	82,594

Total securities	$11,643,859	$188,666	$(6,250)	$11,826,275

COMMUNITY NATIONAL BANCORPORATION

ASHBURN, GEORGIA

Notes to Consolidated Financial Statements

December 31, 2004 and 2003

The amortized costs and estimated market values of securities available for sale at December 31, 2004, by contractual maturity, are shown in the following chart. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Costs	Estimated Market Values
Due in one year or less	$200,039	$200,576
Due after one through five years	7,395,299	7,402,081
Due after five through ten years	2,177,348	2,225,468
Due after ten years	292,922	310,715
No maturity	429,800	429,800

Total securities	$10,495,408	$10,568,640

As of December 31, 2004 and 2003, securities with a par value of $3,000,000 and $2,980,000, respectively, were pledged to secure public funds, repurchase agreements, and for other purposes required or permitted by law. No securities were sold during 2004 or 2003.

Information pertaining to securities with gross unrealized losses at December 31, 2004, aggregated by investment category and further segregated by the length of time (less than or over twelve months) that the securities have been in a continuous loss position follows:

	Less than Twelve Months		Over Twelve Months		Total
Description	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
U.S. Agency and Government Corporations	$7,432,812	$(67,188)	$0	$0	$7,432,812	$(67,188)

COMMUNITY NATIONAL BANCORPORATION

ASHBURN, GEORGIA

Notes to Consolidated Financial Statements

December 31, 2004 and 2003

At December 31, 2004, unrealized losses in the securities portfolio amounted to $67,188 representing ..64% of the total portfolio. All of the unrealized losses relate to U.S. Agency securities and U.S. government corporations. These unrealized losses were caused by fluctuations in market interest rates, rather than concerns over the credit quality of the issuers. The Company believes that the U.S. Agencies and government corporations will continue to honor their interest payments on time as well as the full debt at maturity. Because the unrealized losses are due to fluctuations in the interest rate, and no credit-worthiness factors exist, the Company believes that the investments are not considered other-than-temporarily impaired.

Note 5 – Loans

The composition of net loans by major loan category, as of December 31, 2004 and 2003, follows:

	December 31,
	2004	2003
Commercial, financial, agricultural	$77,282,489	$90,258,741
Real estate – construction	1,170,400	1,369,287
Real estate – mortgage	24,324,818	31,771,486
Installment	9,626,290	11,643,580

Loans, gross	$112,403,997	$135,043,094
Deduct:
Allowance for loan losses	(2,084,800)	(2,675,896)

Loans, net	$110,319,197	$132,367,198

The Company considers impaired loans to include all restructured loans, loans on which the accrual of interest has been discontinued, loans that are not performing in accordance with agreed-upon terms, and all other loans that are performing according to the loan agreement but may have substantive indication of potential credit weakness. At December 31, 2004 and 2003, the total recorded investment in impaired loans, all of which had allowances determined in accordance with FASB Statements No. 114 and No. 118, amounted to approximately $8,477,316 and $10,098,195, respectively. The average recorded investment in impaired loans amounted to approximately $9,409,587 and $19,735,011, respectively, for the years ended December 31, 2004 and 2003. The allowance for loan losses related to impaired loans amounted to approximately $1,009,020 and $1,501,260 at December 31, 2004 and 2003, respectively. Interest income recognized on impaired loans for the years ended December 31, 2004 and 2003 amounted to $506,493 and $904,763, respectively. The amount of interest recognized on impaired loans using the cash method of accounting was not material for the years ended December 31, 2004 and 2003. Loans on non-accrual status at December 31, 2004 and 2003 had outstanding balances of

COMMUNITY NATIONAL BANCORPORATION

ASHBURN, GEORGIA

Notes to Consolidated Financial Statements

December 31, 2004 and 2003

$2,107,437 and $2,398,170, respectively. Interest recognized on non-accruing loans at December 31, 2004 and 2003 was $54,666 and $164,556, respectively. The Company has no commitments to lend additional funds to borrowers whose loans have been modified.

Note 6 – Allowance for Possible Loan Losses

The allowance for possible loan losses is a valuation reserve available to absorb future loan charge-offs. The allowance is increased by provisions charged to operating expenses and by recoveries of loans which were previously written-off. The allowance is decreased by the aggregate loan balances, if any, which were deemed uncollectible during the year.

Individual consumer loans are predominantly undersecured, and the allowance for possible losses associated with these loans has been established accordingly. The majority of the non-consumer loan categories are generally secured by real estate, receivables, inventory, machinery, equipment, or financial instruments. The amount of collateral obtained is based upon management’s evaluation of the borrower.

Activity within the allowance account for the years ended December 31, 2004 and 2003 follows:

	Years ended December 31,
	2004	2003
Balance, beginning of year	$2,675,896	$4,323,848
Add: Provision for loan losses	2,893,000	2,032,000
Add: Recoveries of previously charged off amounts	546,210	254,152

Total	$6,115,106	$6,610,000
Deduct: Amount charged-off	(3,617,023)	(2,973,196)

Balance, prior to sale of subsidiary	$2,498,083	$3,636,804
Sale of subsidiary	(413,283)	(960,908)

Balance, end of year	$2,084,800	$2,675,896

COMMUNITY NATIONAL BANCORPORATION

ASHBURN, GEORGIA

Notes to Consolidated Financial Statements

December 31, 2004 and 2003

Note 7 – Property and Equipment

Building, furniture, equipment, land and land improvements are stated at cost less accumulated depreciation. Components of property and equipment included in the consolidated balance sheets at December 31, 2004 and 2003 follow:

	December 31,
	2004	2003
Land	$488,703	$798,511
Building	2,622,780	3,293,024
Furniture and equipment	1,120,757	1,747,823

Property and equipment, gross	$4,232,240	$5,839,358
Deduct:
Accumulated depreciation	(1,683,490)	(2,236,937)

Property and equipment, net	$2,548,750	$3,602,421

At the time Tarpon Bank was sold in October, 2004, it had property and equipment (gross) in the amount of $1,391,797 and accumulated depreciation in the amount of $558,504, resulting in a net amount of $833,293.

At the time Cumberland Bank was sold in September, 2003, it had property and equipment (gross) in the amount of $2,220,527 and accumulated depreciation in the amount of $551,214, resulting in a net amount of $1,669,313.

Depreciation expense for the years ended December 31, 2004 and 2003 amounted to $270,414 and $397,196, respectively. Depreciation is charged to operations over the estimated useful lives of the assets. The estimated useful lives and methods of depreciation for the principal items follow:

Type of Asset	Life in Years	Depreciation Method
Furniture and equipment	3 to 7	Straight-line
Buildings	32, 39	Straight-line

COMMUNITY NATIONAL BANCORPORATION

ASHBURN, GEORGIA

Notes to Consolidated Financial Statements

December 31, 2004 and 2003

Note 8 – Commitments and Contingencies

In the normal course of business, there are various outstanding commitments to extend credit in the form of unused loan commitments and standby letters of credit that are not reflected in the consolidated financial statements. Since commitments may expire without being exercised, these amounts do not necessarily represent future funding requirements. The Company uses the same credit and collateral policies in making commitments as those it uses in making loans.

At December 31, 2004 and 2003, the Company had unused loan commitments of approximately $8.3 million and $5.9 million, respectively. Additionally, standby letters of credit of approximately $800 and $78,000 were outstanding at December 31, 2004 and 2003, respectively. Various assets collateralize the majority of these commitments. No material losses are anticipated as a result of these transactions.

The Company and its subsidiaries are subject to claims and lawsuits that arise primarily in the ordinary course of business. It is the opinion of management that the disposition or ultimate resolution of such claims and lawsuits will not have a material adverse effect on the consolidated financial position of the Company and its subsidiaries.

Please refer to Note 15 concerning warrants and options earned by directors and executive officers.

Note 9 – Deposits

The following details deposit accounts at December 31, 2004 and 2003:

	December 31,
	2004	2003
Non-interest bearing deposits	$12,346,906	$18,435,530
Interest bearing deposits:
NOW accounts	10,128,559	15,302,607
Money market accounts	9,851,506	13,448,844
Savings	3,474,790	6,712,785
Time, less than $100,000	60,047,383	82,054,732
Time, $100,000 and over	24,991,111	22,952,024

Total deposits	$120,840,255	$158,906,522

COMMUNITY NATIONAL BANCORPORATION

ASHBURN, GEORGIA

Notes to Consolidated Financial Statements

December 31, 2004 and 2003

At December 31, 2004, the scheduled maturities of all certificates of deposit were as follows:

Year Ended December 31,	Amount
2005	$75,088,995
2006	8,558,581
2007	224,654
2008	460,641
2009	705,623

Total	$85,038,494

Note 10 – Borrowings

On March 30, 2002, the Company replaced two existing obligations for one loan with an unrelated financial institution. Thereafter, because of heavy losses, the Company was unable to meet certain loan covenants, and it became apparent that the lender might accelerate the loan.

On July 7, 2003, the loan was refinanced with an individual who is a close relative of one of the Company’s Board members. The loan was in the form of a line of credit with borrowing capacity up to $6.0 million. The rate of interest was prime less 1/2%, but due to a higher floor on the rate and other considerations, the effective rate was 7.25%. The collateral consisted of the common stock of all existing subsidiary banks. As of December 31, 2003, the Company was in violation of the following loan covenants:

•	The Company was unable to maintain a quarterly and annual return on average assets of .75% and .60%, respectively, and

•	Community Bank was unable to maintain the ratio of net charge-offs to average loans at or below .75%.

The loan was paid down to $2.9 million by December 31, 2003, and paid off in its entirety by December 31, 2004.

COMMUNITY NATIONAL BANCORPORATION

ASHBURN, GEORGIA

Notes to Consolidated Financial Statements

December 31, 2004 and 2003

Note 11 – Shareholders’ Equity

The Company has 50.0 million shares of common stock authorized, zero par value per share, with 2,008,595 shares outstanding at December 31, 2004 and 2003. In addition, the Company has 10.0 million shares of preferred stock authorized, zero par value per share, with zero and 61,500 shares were outstanding at December 31, 2004 and 2003, respectively.

As of December 31, 2004, there were warrants outstanding to purchase an aggregate of 100,000 shares of the Company’s common stock at an exercise price of $10.00 per share. No warrants were exercised during 2004 or 2003. At December 31, 2004, there were options outstanding to purchase an aggregate of 10,000 shares of the Company’s common stock at exercise price of $12.00 share. No options were exercised during 2004 or 2003.

Note 12 – Interest on Deposits and Borrowings

A summary of interest expense for the years ended December 31, 2004 and 2003 follows:

	December 31,
	2004	2003
Interest on NOW accounts	$97,984	$176,021
Interest on money market accounts	149,559	259,507
Interest on savings accounts	49,110	71,599
Interest on CDs under $100,000	1,886,850	3,522,965
Interest on CDs $100,000 and over	599,946	1,435,559
Interest on federal funds, FHLB and borrowings	314,788	399,672

Total interest on deposits and borrowings	$3,098,237	$5,865,323

COMMUNITY NATIONAL BANCORPORATION

ASHBURN, GEORGIA

Notes to Consolidated Financial Statements

December 31, 2004 and 2003

Note 13 – Other Operating Expenses

A summary of other operating expenses for the years ended December 31, 2004 and 2003 follows:

	December 31,
	2004	2003
Stationary and supplies	$125,607	$217,338
Regulatory fees	169,378	260,871
Courier and postage	101,538	155,598
Advertising and business development	130,562	221,853
Utilities and telephone	121,459	158,618
Directors’ fees	202,608	185,700
Taxes and insurance	172,296	182,475
Repossession and maintenance of OREO	60,907	145,689
All other operating expenses	245,709	363,673

Total other operating expenses	$1,330,064	$1,891,815

Note 14 – Income Taxes

As of December 31, 2004 and 2003, the Company’s provision for income taxes consisted of the following:

	December 31,
	2004	2003
Current	$29,609	$(707,490)
Deferred	5,450	486

Income tax expense	$35,059	$(707,004)

COMMUNITY NATIONAL BANCORPORATION

ASHBURN, GEORGIA

Notes to Consolidated Financial Statements

December 31, 2004 and 2003

The Company’s provision for income taxes differs from the amounts computed by applying the federal income tax statutory rates to income before income taxes. The effective tax rate and the statutory federal income tax rate are reconciled as follows:

	December 31,
	2004	2003
Federal tax at statutory rate	34.0%	(34.0%)
State income tax, net of Federal benefit	3.5%	(3.6%)
Change in valuation allowance	(9.3%)	(4.7%)
Tax-exempt interest	(13.2%)	7.0%
Other	(.2%)	(1.6%)

Effective tax rate	14.8%	(36.9%)

The tax effects of the temporary differences that comprise the net deferred tax assets at December 31, 2004 and 2003 are presented below:

	December 31,
	2004	2003
Deferred tax assets:
Allowance for loan losses	$708,832	$905,591
Capitalized loss	180,731	—
Unrealized gain, securities	(24,899)	(62,021)
Deferred asset, depreciation	1,493	2,111
Valuation reserve	(599,932)	(622,046)

Net deferred tax asset	$266,225	$223,635

There was a net change in the valuation allowance during 2004 and 2003. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projection for future taxable income over the periods which the temporary differences resulting in the deferred tax assets are deductible, management believes it is more likely than not that the Company will realize the benefits of those deductible differences, net of the existing valuation allowance at December 31, 2004.

COMMUNITY NATIONAL BANCORPORATION

ASHBURN, GEORGIA

Notes to Consolidated Financial Statements

December 31, 2004 and 2003

Note 15 – Related Party Transactions

Stock Warrants and Options. All outstanding warrants were issued to directors of either the Company, Community Bank, or Cumberland Bank. No stock warrants were either granted or exercised during 2004 or 2003. At December 31, 2004, there were 100,000 warrants outstanding, all expiring in 2006. There were also 10,000 options outstanding at December 31, 2004, all expiring during 2006. No stock options were either granted or exercised during 2004 or 2003. Please refer to Note 11 for additional information concerning warrants and options.

Borrowings and Deposits by Directors and Executive Officers. Certain directors, principal officers and companies with which they are affiliated are customers of and have banking transactions with the subsidiary banks in the ordinary course of business. As of December 31, 2004 and 2003, loans outstanding to directors, their related interests and executive officers aggregated $3,149,148 and $3,429,341, respectively. These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with unrelated parties. In the opinion of management, loans to related parties did not involve more than normal credit risk or present other unfavorable features.

A summary of the related party loan transactions during 2004 and 2003 follows:

	Insider Loan Transactions
	2004	2003
Balance, beginning of year	$3,429,341	$6,086,194
New loans	2,804,040	2,006,011
Less: Principal reductions	(3,084,233)	(4,662,864)

Balance, end of year	$3,149,148	$3,429,341

Deposits by directors and their related interests, as of December 31, 2004 and 2003 approximated $1,243,304 and $1,150,330, respectively.

COMMUNITY NATIONAL BANCORPORATION

ASHBURN, GEORGIA

Notes to Consolidated Financial Statements

December 31, 2004 and 2003

Note 16 – Employee Benefit Plans

A profit sharing plan (the “Plan”) was established by the Company to provide for participation in profits by employees or their beneficiaries. The Board of Directors determines the annual contribution to the Plan, not to exceed allowable deductions under tax laws and regulations. The Plan has a pre-determined formula for allocating contributions among participants and for distributing funds upon the occurrence of certain events. For the years ended December 31, 2004 and 2003, the Company contributed $78,119 and $121,743, respectively, to the Plan. In addition, beginning in 2000, the Company offered a 401(k) plan in which it matched a portion of the employees’ contribution. For the years ended December 31, 2004 and 2003, the Company contributed $54,683 and $20,524, respectively, to the above plan.

Note 17 – Concentration of Credit

The substantial majority of the Company’s loans are made to individuals and businesses located within the Company’s primary service area (the “PSA”). During 2004, the Company’s PSA consisted of the following counties and their surrounding counties: Turner, Georgia, Crisp, Georgia, and Pinellas, Florida. The ability of the majority of the Company’s customers to honor their contractual loan obligations is dependent on economic conditions prevailing at the time in the Company’s PSA.

At December 31, 2004, approximately 69% of the Company’s loan portfolio was concentrated in loans secured by real estate, of which a substantial portion is secured by real estate in the Company’s PSA. Accordingly, the ultimate collectibility of the loan portfolio is susceptible to changes in market conditions in the Company’s PSA. The other significant concentrations of credit by type are set forth under Note 5.

The Company, as a matter of policy, does not generally extend credit to any single borrower or group of related borrowers in excess of 15% of Community Bank’s statutory capital, or approximately $2,500,000.

COMMUNITY NATIONAL BANCORPORATION

ASHBURN, GEORGIA

Notes to Consolidated Financial Statements

December 31, 2004 and 2003

Note 18 – Fair Value of Financial Instruments

The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. SFAS No. 107, “Disclosure about Fair Values of Financial Instruments,” excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

The following methods and assumptions were used by the Company in estimating fair values of financial instruments as disclosed herein:

Cash and Due from Banks, Interest-Bearing Deposits with Banks and Federal Funds Sold. The carrying amounts of cash and due from banks, interest-bearing deposits with banks, and federal funds sold approximate their fair value.

Available-for-Sale Securities. Fair values for securities are based on quoted market prices. Fair value for FRB stock and FHLB stock approximate their carrying values based on their redemption provisions.

Loans. The fair values of the Company’s loans and lease financing have been estimated using two methods: (1) the carrying amounts of short-term and variable rate loans approximate fair values excluding certain credit card loans which are tied to an index floor; and (2) for all other loans, the discounting of projected future cash flows. When using the discounting method, loans are pooled in homogeneous groups with similar terms and conditions and discounted at a target rate at which similar loans would be made to borrowers at year-end. In addition, when computing the estimated fair values for all loans, the allowance for loan losses is subtracted from the calculated fair values for consideration of credit issues.

Accrued Interest Receivable. The carrying amount of accrued interest receivable approximates the fair value.

COMMUNITY NATIONAL BANCORPORATION

ASHBURN, GEORGIA

Notes to Consolidated Financial Statements

December 31, 2004 and 2003

Deposits. The carrying amounts of demand deposits and savings deposits approximate their fair values. The methodologies used to estimate the fair values of all other deposits are similar to the two methods used to estimate the fair values of loans. Deposits are pooled in homogeneous groups and the future cash flows of these groups are discounted using current market rates offered for similar products at year-end.

Accrued Interest Payable. The carrying amount of accrued interest payable approximates the fair value.

Off–Balance Sheet Instruments. Fair values of the Company’s off-balance sheet financial instruments are based on fees charged to enter into similar agreements. However, commitments to extend credit and standby letters of credit do not represent a significant value to the Company until such commitments are funded. The Company has determined that these instruments do not have a distinguishable fair value and no fair value has been assigned.

The following table presents the carrying amounts and fair values of the specified assets and liabilities held by the Company at December 31, 2004 and 2003. The information presented is based on pertinent information available to management as of December 31, 2004 and 2003. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued since that time, and the current estimated fair value of these financial instruments may have changed since that point in time.

COMMUNITY NATIONAL BANCORPORATION

ASHBURN, GEORGIA

Notes to Consolidated Financial Statements

December 31, 2004 and 2003

	December 31, 2004		December 31, 2003
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Financial assets:
Cash and due from banks	$1,136,527	$1,136,527	$3,801,214	$3,801,214
Interest bearing deposits with other banks	—	—	5,239,000	5,239,000
Federal funds sold	11,504,000	11,504,000	18,442,000	18,442,000
Securities available-for-sale	10,568,640	10,568,640	11,826,275	11,826,275
Loans	110,319,197	109,526,115	132,367,198	132,961,113
Accrued interest receivable	1,942,562	1,942,562	2,073,102	2,073,102

Financial liabilities:
Deposits	$120,840,255	$121,892,466	$158,906,522	$159,460,723
Borrowings	—	—	2,900,000	2,900,000
Accrued interest payable	295,215	295,215	423,695	423,695

Note 19 – Regulatory Matters

The Company is governed by various regulatory agencies. The Board of Governors of the Federal Reserve System (“FRB”) regulates bank holding companies and their nonbanking subsidiaries. National banks are primarily regulated by the OCC. The FDIC also regulates all federally insured banks. At December 31, 2004, the Company had one subsidiary bank that is regulated by the OCC and insured by the FDIC.

Various requirements and restrictions under federal and state laws regulate the operations of the Company. These laws, among other things, require the maintenance of reserves against deposits, impose certain restrictions on the nature and terms of the loans, restrict investments and other activities, and regulate mergers and the establishment of branches and related operations. The ability of the parent company to pay cash dividends to its shareholders and service debt may be dependent upon cash dividends from its subsidiary bank. The subsidiary bank is subject to limitations under federal law in the amount of dividends it may declare. At December 31, 2004, the subsidiary bank’s retained earnings were not available for dividend declaration without prior regulatory approval.

The banking industry is also affected by the monetary and fiscal policies of regulatory authorities, including the FRB. Through open market securities transactions, variations in the discount rate, the establishment of reserve requirements and the regulation of certain interest rates payable by member banks, the FRB exerts considerable influence over the cost and

COMMUNITY NATIONAL BANCORPORATION

ASHBURN, GEORGIA

Notes to Consolidated Financial Statements

December 31, 2004 and 2003

availability of funds obtained for lending and investing. Changes in interest rates, deposit levels and loan demand are influenced by the changing conditions in the national economy and in the money markets, as well as the effect of actions by monetary and fiscal authorities. Pursuant to the FRB’s reserve requirements, the subsidiary banks were required to maintain certain cash reserve balances with the Federal Reserve System of approximately $311,000 and $343,000 at December 31, 2004 and 2003, respectively.

The Company and its subsidiary bank are subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and each subsidiary bank must meet specific capital guidelines that involve quantitative measures of the Company’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weighting and other factors.

Qualitative measures established by regulation to ensure capital adequacy require the Company and each subsidiary bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital to average assets (as defined). Management believes that the Company and its subsidiary bank, as of December 31, 2004, meet all capital adequacy requirements to which they are subject.

As of December 31, 2004, Community Bank satisfied the criteria to be categorized as “well capitalized” under applicable banking regulations. However since Community Bank is under an informal agreement with its regulator, the capital guidelines are not applicable to it. In general, to be categorized as “adequately capitalized” or “well capitalized,” banks must maintain the following capital ratios:

	Adequately Capitalized	Well Capitalized
Total risk-based capital ratio	8.0%	10.0%
Tier 1 risk-based capital ratio	4.0%	6.0%
Tier 1 leverage ratio	4.0%	5.0%

COMMUNITY NATIONAL BANCORPORATION

ASHBURN, GEORGIA

Notes to Consolidated Financial Statements

December 31, 2004 and 2003

The Company’s and Community Bank’s (the largest subsidiary bank) actual capital amounts and ratios are presented in the following table:

			Minimum Regulatory Capital Guidelines for Banks
	Actual		Adequately Capitalized			Well Capitalized
(Dollars in thousands)	Amount	Ratio	Amount		Ratio	Amount		Ratio
As of December 31, 2004:
Total capital-risk-based (to risk-weighted assets):
Community Bank	$16,241	15.0%	$8,634	≥	8%	$10,793	≥	10%
Consolidated	18,897	17.5%	8,635	≥	8%	N/A	≥	N/A

Tier 1 capital-risk-based (to risk-weighted assets):
Community Bank	$14,892	13.8%	$4,317	≥	4%	$6,476	≥	6%
Consolidated	17,548	16.3%	4,317	≥	4%	N/A		N/A

Tier 1 capital-leverage (to average assets):
Community Bank	$14,892	10.6%	$5,622	≥	4%	$7,028	≥	5%
Consolidated	17,548	12.5%	5,622	≥	4%	N/A		N/A

As of December 31, 2003:
Total capital-risk-based (to risk-weighted assets):
Community Bank	$16,547	13.9%	$9,485	≥	8%	$11,856	≥	10%
Consolidated	19,170	15.9%	9,666	≥	8%	N/A	≥	N/A

Tier 1 capital-risk-based (to risk-weighted assets):
Community Bank	$15,056	12.7%	$4,743	≥	4%	$7,114	≥	6%
Consolidated	17,660	14.6%	4,833	≥	4%	N/A		N/A

Tier 1 capital-leverage (to average assets):
Community Bank	$15,056	9.4%	$6,430	≥	4%	$8,037	≥	5%
Consolidated	17,660	10.8%	6,540	≥	4%	N/A		N/A

COMMUNITY NATIONAL BANCORPORATION

ASHBURN, GEORGIA

Notes to Consolidated Financial Statements

December 31, 2004 and 2003

On April 11, 2002, Cumberland Bank entered into an agreement with the OCC, pursuant to which Cumberland Bank agreed to take certain measures to ensure its safe and sound operations. The agreement with the OCC included the following items:

•	appointing a compliance committee responsible for monitoring and coordinating the agreement;

•	reviewing Board’s committee structure;

•	achieving certain capital levels;

•	implementing a written risk management program;

•	implementing a written program to improve loan portfolio management and administration;

•	employing a qualified consultant to perform an ongoing asset quality review;

•	obtaining current and satisfactory credit information on all loans lacking such information;

•	establishing a program for the maintenance of an adequate allowance for loan and lease losses;

•	improving the liquidity position to a level that is sufficient to sustain current operations and to withstand any extraordinary demand against the funding base;

•	adhering to legal lending limits;

•	correcting each violation of law or regulation;

•	adopting a written three-year strategic plan;

•	ensuring that financial books and records are restored to a complete and accurate condition;

•	adhering to an independent audit program; and

•	improving management of information systems activities.

Cumberland Bank was sold in September, 2003.

On August 28, 2002, Tarpon Bank entered into an agreement with the OCC, pursuant to which Tarpon Bank agreed to take certain measures to ensure its safe and sound operations, including:

•	submitting monthly progress reports to the OCC;

•	appointing a new President;

•	employing an independent outside management consultant;

•	achieving certain capital levels;

•	implementing a written program to improve management and administration of the loan portfolio;

•	taking action to strengthen criticized assets;

COMMUNITY NATIONAL BANCORPORATION

ASHBURN, GEORGIA

Notes to Consolidated Financial Statements

December 31, 2004 and 2003

•	establishing a program for the maintenance of an adequate allowance for loan and lease losses;

•	adopting a written three-year strategic plan;

•	adhering to an independent audit program; and

•	improving management of information system activities.

Tarpon Bank was sold in October, 2004.

On June 10, 2003, Community Bank entered into an agreement with the OCC, pursuant to which Community Bank agreed to take certain measures to ensure its safe and sound operations, including:

•	submitting monthly progress reports to the OCC;

•	appointing a compliance committee responsible for monitoring and coordinating the agreement;

•	reviewing the Board’s committee structure;

•	employing an independent outside management consultant;

•	achieving certain capital levels;

•	implementing a written program to improve management and administration of the loan portfolio;

•	improving and strengthening the loan policy;

•	taking actions to strengthen criticized assets; and

•	adopting a written three-year strategic plan.

Management believes that Community Bank is in substantial compliance with the above agreement.

Note 20 – Dividends

The primary source of funds available to the Company to pay shareholder dividends and other expenses is from its subsidiary banks. Bank regulatory authorities impose restrictions on the amounts of dividends that may be declared by banks. Further restrictions could result from a review by regulatory authorities of the subsidiary banks’ capital adequacy. During 2004 and 2003, dividends to preferred shareholders amounted to $49,610 and $0, respectively. No dividends were paid to common stockholders during 2004 or 2003.

COMMUNITY NATIONAL BANCORPORATION

ASHBURN, GEORGIA

Notes to Consolidated Financial Statements

December 31, 2004 and 2003

Note 21 – Parent Company Financial Information

This information should be read in conjunction with the other notes to the consolidated financial statements.

Parent Company Balance Sheets

	December 31,
	2004	2003
Assets:
Cash	$2,643,112	$374,411
Accounts receivable	231,007	1,147,487
Investment in subsidiaries	15,205,326	18,192,132
Investment in goodwill	—	1,719,130
Other assets	6,419	35,888

Total Assets	$18,085,864	$21,469,048

Liabilities and Shareholders’ Equity:
Accounts payable	$224,736	$173,701
Note payable	—	2,900,000

Total Liabilities	$224,736	$3,073,701

Preferred stock	$—	$615,000
Common stock	11,488,452	11,488,452
Retained earnings	6,324,343	6,171,500
Accumulated other comprehensive income	48,333	120,395

Total Shareholders’ equity	$17,861,128	$18,395,347

Total Liabilities and Shareholders’ equity	$18,085,864	$21,469,048

COMMUNITY NATIONAL BANCORPORATION

ASHBURN, GEORGIA

Notes to Consolidated Financial Statements

December 31, 2004 and 2003

Parent Company Statements of Income

	Years Ended December 31,
	2004	2003
Revenues:
Interest income	$6,419	$—
Management fees	—	26,667
Gain/(loss) on sale of subsidiary	1,183,753	(2,089,469)

Total revenues	$1,190,172	$(2,062,802)

Expenses:
Salaries and benefits	$216,708	$159,130
Interest expense	300,457	307,169
Professional fees	321,801	414,080
Other expenses	131,773	112,697

Total expenses	$970,739	$993,076

Income/(loss) before taxes and equity in undistributed earnings of subsidiaries	$219,433	$(3,055,878)
Tax expense/(benefit)	135,264	(1,040,587)

Income/(loss) before equity in undistributed earnings of subsidiaries	$84,169	$(2,015,291)
Equity in undistributed earnings of subsidiaries	118,284	808,538

Net income/(loss)	$202,453	$(1,206,753)

COMMUNITY NATIONAL BANCORPORATION

ASHBURN, GEORGIA

Notes to Consolidated Financial Statements

December 31, 2004 and 2003

Parent Company Statements of Cash Flows

	Years Ended December 31,
	2004	2003
Cash flows from operating activities:
Net income/(loss)	$202,453	$(1,206,753)
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed earnings of subsidiaries	(118,284)	(808,538)
Decrease in receivables and other assets	945,949	(526,461)
Increase in payables	51,035	(253,520)

Net cash used by operating activities	$1,081,153	$(2,795,272)

Cash flows from investing activities:
Decrease in goodwill	$1,719,130	$—
Sale of subsidiary	3,033,028	4,524,100

Net cash provided by financing activities	$4,752,158	$4,524,100

Cash flows from financing activities:
(Decrease) in borrowings	$(2,900,000)	$(2,142,000)
Purchase/issuance of preferred stock	(615,000)	615,000
Payment of cash dividends	(49,610)	—

Net cash used by financing activities	$(3,564,610)	$(1,527,000)

Net increase in cash and cash equivalents	$2,268,701	$201,828
Cash and cash equivalents, beginning of the year	374,411	172,583

Cash and cash equivalents, end of year	$2,643,112	$374,411